                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  __________

                                 SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                 Insmed, Inc.
             -----------------------------------------------------
                               (Name of Issuer)

                    Common Stock, Par Value $.01 Per Share
             -----------------------------------------------------
                        (Title of Class of Securities)

                                  457669 10 9
             -----------------------------------------------------
                                (CUSIP Number)

-------------------------                                ---------------------
CUSIP NO.  457669 10 9               13G                    Page 2 of 9 Pages
-------------------------                                ---------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Ticonderoga Partners III, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                  8,484,998

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                   -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                   8,484,998

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8                             -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         8,484,998
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
       8.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        PN
------------------------------------------------------------------------------

-------------------------                                ---------------------
CUSIP NO.  457669 10 9               13G                    Page 3 of 9 Pages
-------------------------                                ---------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Ticonderoga Associates III, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                  8,484,998

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                   -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                   8,484,998

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8                             -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         8,484,998
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
       8.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        OO
------------------------------------------------------------------------------

-------------------------                                ---------------------
CUSIP NO.  457669 10 9               13G                    Page 4 of 9 Pages
-------------------------                                ---------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Ticonderoga Capital, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                  8,484,998

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                   -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                   8,484,998

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8                             -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         8,484,998
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
       8.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        CO
------------------------------------------------------------------------------

-------------------------                                ---------------------
CUSIP NO.  457669 10 9               13G                    Page 5 of 9 Pages
-------------------------                                ---------------------

ITEM 1(A).     NAME OF ISSUER:

               Insmed, Inc.
               ----------------------------

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               800 East Leigh Street, Richmond, VA 23219
               -----------------------------------------

ITEM 2(A).     NAME OF PERSON FILING:

               This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Ticonderoga Partners III, L.P., (the "Fund"):

               (i) Ticonderoga Partners III, L.P., a Delaware limited partnership ("Ticonderoga Partners"),

               (ii) Ticonderoga Associates III, L.L.C., a Delaware limited liability company ("Ticonderoga Associates") and the General Partner of Ticonderoga Partners, and

               (iii) Ticonderoga Capital, Inc., a Delaware corporation
                     ("Ticonderoga Capital"), the Investment Manager of Ticonderoga Partners.

               Ticonderoga Partners, Ticonderoga Associates, and Ticonderoga Capital are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               Address for Ticonderoga Partners, Ticonderoga
               Associates, and Ticonderoga Capital:
               c/o Ticonderoga Capital, 20 William Street,
               Wellesley, Massachusetts 02181
               ------------------------------

-------------------------                                ---------------------
CUSIP NO.  457669 10 9               13G                    Page 6 of 9 Pages
-------------------------                                ---------------------


ITEM 2(C).     CITIZENSHIP:

               Ticonderoga Partners - Delaware
               Ticonderoga Associates - Delaware
               Ticonderoga Capital - Delaware
               ------------------------------

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 per share
               --------------------------------------

ITEM 2(E).     CUSIP NUMBER:

               457669 10 9
               -----------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

-------------------------                                ---------------------
CUSIP NO.  457669 10 9               13G                    Page 7 of 9 Pages
-------------------------                                ---------------------


     If this statement is filed pursuant to Rule 13d-1(c), check this box.  [X]

ITEM 4.  OWNERSHIP.

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1
(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

For Ticonderoga Partners, Ticonderoga Associates, and Ticonderoga Capital:

 (a) Amount beneficially owned:

     8,484,998 shares of Common Stock
     --------------------------------

 (b) Percent of class:

     8.0%
     -----------

 (c) Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote 8,484,998
                                                    ---------

     (ii)  Shared power to vote or to direct the vote     --0--
                                                      --------------

     (iii) Sole power to dispose or to direct the disposition of 8,484,998
                                                                 ---------

     (iv)  Shared power to dispose or to direct the disposition of     --0--
                                                                   -------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The shares to which this filing by Ticonderoga Partners, Ticonderoga Associates, and Ticonderoga Capital relates are beneficially owned by the Fund, which has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Fund. Ticonderoga Capital serves as the Investment Manager to the Fund.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

-------------------------                                ---------------------
CUSIP NO.  457669 10 9               13G                    Page 8 of 9 Pages
-------------------------                                ---------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------------                                ---------------------
CUSIP NO.  457669 10 9               13G                    Page 9 of 9 Pages
-------------------------                                ---------------------


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        June 15, 2000
                                     ----------------------
                                               Date

                                     TICONDEROGA PARTNERS III, L.P.

                                     By: Ticonderoga Associates III, L.L.C.,
                                         its General Partner


                                     By:  /s/ CRAIG A.T. JONES
                                         -------------------------
                                         Name: Craig A.T. Jones
                                         Title: Member


                                     TICONDEROGA ASSOCIATES III, L.L.C.


                                     By: /s/ CRAIG A.T. JONES
                                         -------------------------
                                         Name: Craig A.T. Jones
                                         Title: Member

                                     TICONDEROGA CAPITAL, INC.


                                     By: /s/ CRAIG A.T. JONES
                                        --------------------------
                                        Name: Craig A.T. Jones
                                        Title: President